Exhibit 19.1

AIXIN LIFE IINTERNATIONAL, INC.

(As Adopted March 21, 2024)

In this policy, each reference to AiXin Life International Group, Inc. or the “Company” shall mean both AiXin Life International Group, Inc. and its subsidiaries, and the word “employee” shall include each employee of the Company or of any of its subsidiaries and the members of the Board of Directors of AiXin Life International Group, Inc.

The term “inside information” includes any material non-public information relating to the Company, as well as any information relating to companies with which AiXin Life International Group, Inc. has business dealings, such as an acquisition, joint venture or substantial contract award or modification, and even day to day business matters to the extent they might be deemed material to an investor in securities of AiXin Life International Group, Inc. or a company with which the Company has business dealings.

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) enforces the legal prohibition on insider trading. The Act imposes substantial liabilities and penalties on persons who trade in securities while in possession of inside information relating to those securities or who communicate (“tip”) the inside information to others. Under certain circumstances, the Act also imposes penalties on employers and supervisors of individuals who commit insider-trading violations. The Act applies to trading in securities of AiXin Life International Group, Inc.as well as the securities of any other company as to which the Company’s employees, directors or agents gain inside information in the course of their employment.

It is the Company’s policy that - - if you become aware of any inside information relating to the Company, an entity doing business with the Company, or an entity the Company is considering acquiring that has not yet been made available to the general public by press release or otherwise - - you and your family members and relatives are strictly prohibited from buying or selling securities of the Company or such other entity or directly or indirectly disclosing such information to any other person who may trade in stock of the Company or other entity. This prohibition continues until the third business day following the day the Company makes such information available to the general public. It is difficult to describe exhaustively what constitutes inside information, but you should assume that any information, positive or negative, that might affect the price of the stock of the Company or another entity or otherwise might be of significance to an investor in determining whether to purchase, sell or hold stock of the Company or another entity would be considered inside information. Some examples of information that would typically be considered inside information include:

●	earnings information (favorable or unfavorable), including annual, quarterly or monthly financial results and guidance or projections relating to future earnings;
●	potential mergers, joint ventures or acquisitions or dispositions of a business or a line of business;
●	new products or services, or developments regarding new products or services, clients or suppliers;
●	changes in senior management; and
●	pending litigation or a change in the status of litigation.

This list includes just a few examples of inside information and is not intended to be all-inclusive.

The Company’s Code of Ethics has long prohibited employees from making use of inside Company information. The Company has adopted this additional formal procedure to re-emphasize to employees that they have an obligation not to engage in insider trading. There are no exceptions for transactions that an employee believes may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). You should expect that any violation of this Policy Statement will result in the Company imposing serious sanctions, up to and including dismissal for cause of the person(s) involved and civil or criminal liability as mentioned above. These procedures are effective immediately and are set forth as follows:

1. Officers, Assistant Officers, or Directors may not trade in Company stock at any point without clearance in advance from the Chief Financial Officer. Clearance will be granted or denied solely on the basis of whether there exists, or is expected to exist, any inside information the public release of which has not occurred or is not expected to occur by the time of the contemplated transaction. During periods when such unreleased information exists, or when it is anticipated that unreleased information will exist at the time of the contemplated transaction, clearance for employee purchases and sales of Company stock will be withheld. In addition, purchases and sales of Company stock by directors and senior officers are subject to quarterly “black-out” periods, as discussed below.

2. Employees can cause serious problems for the Company and themselves by disclosing internal information about the Company without authorization, whether or not for the purpose of facilitating improper trading in the Company’s stock. It is our policy that you should not discuss internal Company matters or developments with anyone outside of the Company, except as required in your performance of regular employment duties.

4. Written and oral communications to fellow employees regarding inside information should be limited to instances in which the information transmitted is essential for the performance of their job responsibilities, i.e., where there is a “need to know”. Oral communications should take place only in “secure” circumstances where they are not likely to be overheard by others, and letters, memos and other documents should be handled in a confidential manner.

5. Transaction in securities by the Company, including the names of the companies involved, are to be kept confidential. They are not to be discussed with persons who are not employees of the Company, other than brokerage or other firms acting on the Company’s behalf with respect to the transactions.

6. Access to files relating to inside information is to be restricted (kept under lock and key, or the on-line equivalent) and unnecessary records promptly destroyed by shredding.

7. Code names should be used to mask the identity of sensitive securities or other transactions or projects.

8. Access to computer (including word processor) files pertaining to inside information should require a password, the knowledge of which should be as limited as possible.

9. Internal written reports should, where feasible, refer in only a general way to inside information, rather than identify the specifics relating to it. Communications containing inside information should be transmitted by sealed envelope marked to indicate confidentiality and “open by addressee only” language.

BLACKOUT PERIODS

The Company has also adopted blackout periods during which certain employees (“Covered Person”) are automatically barred from trading securities of the Company, except when such trades are in accordance with an individually established plan that meets the requirements of Rule 10B5-1 of the Securities Act of 1933, as amended. The blackout periods, and any exceptions thereto, are in addition to, and not in lieu of, the requirement to pre-clear trades as discussed above. A copy of any Rule 10B5-1 Plan established by a Covered Person for the purposes of trading the Company’s securities during a blackout period must be filed with the Chief Financial Officer prior to a sale of the Company’s securities and during an open window period. Failure to file such plan may result in the inability of the Covered Person from effectuating trades in accordance with his or her established Rule 10B5-1 Plan.

A Rule 10B5-1 plan must be entered into in good faith, which means that the Covered Person cannot establish a plan to facilitate trading of the Company’s stock based on inside information. A Covered Person may face insider trading allegations where the plan is established, modified or terminated shortly before (30 to 60 days) or otherwise in anticipation of the occurrence of a material Company event.

Who is subject to the Quarterly Blackout Periods?

●	Directors, officers and assistant officers of the Company;
●	Divisional Vice-Presidents/General Managers;
●	All individuals reporting directly to the CEO and CFO;
●	All individuals involved with a possible merger, sale of significant assets, sale of stock or any other financing transaction;
●	Any other individual who by virtue of his or her position is routinely in possession of material nonpublic information; and
●	Family members or others living in the same household, family members whose transactions in Company securities are directed by, or are subject to the influence or control of, the individuals listed above, and any entities that the individuals listed above influence or control.

Blackout periods are limited to those periods during which it would be difficult to prove that Company insiders are not in possession of insider information, whether or not they in fact are in possession of such information. A black-out period begins one week before the end of each fiscal quarter and ends on (and includes) the second business date after the Company’s earnings for such quarter are released to the public. Once a blackout period begins, you will not be allowed to trade until the Blackout period closes regardless of employment status. Blackout dates are subject to change from time to time at the discretion of the Company’s Board of Directors and you should check with the Chief Financial Officer if there is any question as to when a black-out period begins and ends. In addition to the usual quarterly blackout periods, a special blackout may be implemented at other times, such as during the pendency of certain Company transactions or when some other extraordinary Company event is pending.

There are very limited exceptions to quarterly or special blackout periods, such as the expiration of stock options and/or the vesting of restricted or performance stock. Exceptions shall be considered on a case by case basis. You should consult the Company’s Chief Financial Officer for further guidance if you believe an exception applies to you, and a person wishing to act under such an exception must request authorization from the Company. With respect to the vesting of shares or other forms of awards, the Company does not permit stock option exercise activity or the sale of vesting restricted or performance equity awards by Covered Persons except in the case of a sell to cover program initiated by the Company to pay individual tax obligations on the vesting award.

The restrictions set forth in this Policy will apply to any securities account in the name of the employee and to any account over which the employee has control or in which the employee has a beneficial interest. It is presumed, for purposes of this Policy Statement, that an employee has control over the account of the employee’s spouse, minor children or other person residing with the employee or to whose support the employee contributes.

INDIVIDUAL RESPONSIBILITY

Employees subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not trade in Company securities (or the securities of another entity) while in possession of material nonpublic information. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, and any action on the part of the Company or any employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.

Questions regarding the applicability or interpretation of these procedures should be directed to the Chief Financial officer of the Company. Moreover, any violations of the procedures should be promptly brought to the attention of the Chief Financial Officer General Counsel, who may be contacted at the Company’s headquarters.